As filed with the Securities and Exchange Commission on February 7, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

KYPHON INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0366069
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1221 Crossman Avenue

Sunnyvale, California, 94089

(Address of principal executive offices)

2002 STOCK PLAN

2002 EMPLOYEE STOCK PURCHASE PLAN

2002 DIRECTOR OPTION PLAN

(Full title of the plans)

David M. Shaw, Esq.

Vice President, Legal Affairs and

General Counsel

Kyphon Inc.

1221 Crossman Avenue

Sunnyvale, California, 94089

(408) 548-6500

(Name, address, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.001 par value	4,038,261	(2)	$27.09	(5)	$109,396,490	$12,875.97
Common Stock $0.001 par value	300,000	(3)	$23.03	(6)	$6,909,000	$813.19
Common Stock $0.001 par value	57,500	(4)	$27.09	(5)	$1,557,675	$183.34
TOTAL	4,395,761		—		$117,863,165	$13,872.50

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares of Common Stock registered for sale hereby as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of Common Stock.
(2)	This amount represents an increase in the number of shares authorized under the Kyphon Inc. 2002 Stock Plan.
(3)	This amount represents an increase in the number of shares authorized under the Kyphon Inc. 2002 Employee Stock Purchase Plan.
(4)	This amount represents an increase in the number of shares authorized under the Kyphon Inc. 2002 Director Option Plan.
(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the total registration fee. Computation based upon the average of the high and low prices of the Common Stock as reported in the Nasdaq Stock Market on January 31, 2005.
(6)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the total registration fee. Computation based upon 85% (see explanation in following sentence) of the average of the high and low prices of the Common Stock as reported in the Nasdaq Stock Market on January 31, 2005. Pursuant to the 2002 Employee Stock Purchase Plan, the purchase price of a share of Common Stock shall be an amount equal to 85% of the fair market value of a share of Common Stock on the Enrollment Date or the Exercise Date (as defined in such plan), whichever is lower.

KYPHON INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

We previously filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (SEC File Nos. 333-89332) on May 29, 2002, in connection with our 2002 Stock Plan, 2002 Employee Stock Purchase Plan and 2002 Director Option Plan. We are registering additional shares of our common stock pursuant to such plans. Accordingly, the contents of our previously filed Form S-8, including periodic reports that we filed after filing the Form S-8 to maintain current information about us, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

Item 3. Incorporation of Documents by Reference.

There is hereby incorporated by reference in this Registration Statement the following document and information heretofore filed by Kyphon Inc. (the “Company”) with the Securities and Exchange Commission the (“SEC”):

(1) The Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 10, 2004;

(2) The proxy statement for Company’s 2004 Annual Meeting of Stockholders, filed with the SEC on April 29, 2004;

(3) The Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004, filed with the SEC on May 7, 2004;

(4) The Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, filed with the SEC on August 9, 2004;

(5) The Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004, filed with the SEC on November 5, 2004; and

(6) The Current Reports on Form 8-K filed with the SEC on August 9, 2004, October 1, 2004 and February 1, 2005.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 5. Interests of Named Experts and Counsel.

Certain members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and investment partnerships of which such persons are partners, beneficially own approximately 125,000 shares of the Company’s Common Stock.

Item 6. Indemnification of Directors and Officers.

The Company has entered into indemnification agreements with all of its directors and executive officers, in addition to the indemnification provided for in the Company’s Amended and Restated Certificate of Incorporation and Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

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Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of counsel as to the legality of securities being registered.

10.3*	2002 Stock Plan.

10.4*	2002 Employee Stock Purchase Plan.

10.5*	2002 Director Option Plan.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (see Exhibit 5.1).

24.1	Power of Attorney (see page II-3).

*	Incorporated by reference to exhibits filed with the Company’s Registration Statement on Form S-1 (File No. 333-83678) declared effective on May 16, 2002.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Kyphon Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 7th day of February, 2005.

KYPHON INC.

By:	/s/ Richard W. Mott
Richard W. Mott
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard W. Mott and David M. Shaw, jointly and severally, as his attorneys-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Richard W. Mott Richard W. Mott	President, Chief Executive Officer and Director (Principal Executive Officer)	February 7, 2005

/s/ Arthur T. Taylor Arthur T. Taylor	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	December 16, 2004

/s/ Karen D. Talmadge Karen D. Talmadge, Ph.D.	Executive Vice President, Chief Science Officer and Director	December 16, 2004

/s/ James T. Treace James T. Treace	Director and Chairman of the Board	December 16, 2004

/s/ Stephen M. Campe Stephen M. Campe	Director	December 16, 2004

/s/ Douglas W. Kohrs Douglas W. Kohrs	Director	December 16, 2004

/s/ Jack W. Lasersohn Jack W. Lasersohn	Director	December 16, 2004

/s/ Louis J. Lavigne, Jr. Louis J. Lavigne, Jr.	Director	December 16, 2004

/s/ Elizabeth H. Weatherman Elizabeth H. Weatherman	Director	December 16, 2004

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